Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Number 333-163746

CATERPILLAR FINANCIAL SERVICES CORPORATION
$8,000,000,000
CAT FINANCIAL POWERINVESTMENTSM
VARIABLE DENOMINATION FLOATING RATE DEMAND NOTES

POWER
INVESTMENT SM

STRENGTH YOU CAN COUNT ON.

STRENGTH YOU CAN	COUNT ON.
BUILD WITH.
INVEST IN.

Cat Financial
POWER
INVESTMENT SM

STRENGTH YOU CAN	COUNT ON.
STRENGTH can be defined many ways.
At Cat Financial PowerInvestment SM*,
strength means the reliability of investing
with a company you know and trust.
It also means competitive rates, free
checks and maintenance-fee free
checking, an easy way to put your
money to work, and investment power
that can turn possibilities into realities
for you and your family.

*The Cat Financial PowerInvestment is not a money market
fund, which is typically a diversified fund consisting of short-term debt securities of many issuers. This investment is not subject to the diversification and investment quality standards of the
Investment Company Act of 1940. An investment in the variable rate demand notes is not equivalent to a deposit or bank
account and is not FDIC insured. These notes are not rated
by any rating agency and we do not anticipate that they will be rated in the future.

THE RETURN IS SOLID
We are committed to paying competitive interest rates on your investment.
Our rates are set weekly to reflect current market conditions.

We offer a range of interest rates based on the size of your aggregate investment in the notes (see chart). To check our current rates call our automated rate information line at 1-800-504-1114 or visit www.catfinancialpowerinvestment.com

TIERED INTEREST RATES
Amount Invested	Rate
$0 to $4,999.99	Competitive Rate
$5,000 to $49,999.99	Better Rate
$50,000 and above*	Our Best Rate
*Total investments are subject to a maximum limit. For further details, please reference the program prospectus.

6 WAYS TO INVEST
1. CHECK BY MAIL	bank for a CD transfer form. There is a $250
Write personal checks payable to Cat	minimum for an initial investment through a CD
Financial PowerInvestment SM. If you	rollover and $50 minimum for subsequent
use this method of investing in Cat	investments.
Financial PowerInvestment notes,
the minimum opening investment is	5. SOCIAL SECURITY DEPOSIT
$250. Subsequently, you may send	Your monthly Social Security check may also be
checks of at least $50.	invested directly into Cat Financial PowerInvestment
notes. If you use this method of investing in Cat
2. WIRE TRANSFER	Financial PowerInvestment notes, the minimum
After your initial investment, you can	opening investment is $250. Subsequently, you
invest by wire transfers in amounts of	may send checks of at least $50. Call your local
$1,000 or more.	Social Security administration office for a form.

3. AUTOMATIC INVESTMENT FROM YOUR BANK ACCOUNT	6. PAYROLL OR PENSION DEDUCTION
Subsequent monthly investments of	If you first invest through a Caterpillar Peoria payroll
$50 or more can be transferred	or pension deduction, then the initial investment
automatically from your bank account.	is $50 each month until the minimum required
investment of $250 is attained. Thereafter, monthly
4. CD ROLLOVER	investments must be at least $50. This $50 minimum
You can have proceeds from a maturing	initial investment is only available to those
CD invested directly into Cat Financial	investing through a Caterpillar Peoria payroll
PowerInvestment notes. Call your	or pension deduction.

THE ACCESS IS ABSOLUTE
Any U.S. citizen, partnership, or corporation is welcome to invest in Cat Financial
PowerInvestment SM notes. Custodial and Trust options are also available to help provide for education, trips, or other needs.

Participants always have easy access to their money. There are no maintenance fees with respect to your investment in the notes nor are there charges for checks or check redemptions. Charges are required for wire transfers (redemptions only), stop payments, NSF checks, or checks under the $250 minimum.

Once you've invested in the notes, you can create a personal financial page on our Web site that lets you check your investment balance, monitor rates, and view the latest financial news day or night---all in one convenient place.
Or you may call 1-800-233-2164 to talk to a customer service representative
Monday through Friday, 7:30 a.m.-6:00 p.m. CST.

Each month you receive a statement summarizing your investments, interest earnings, withdrawals, and checking activity. You also receive an annual federal
1099 tax form.

4 WAYS TO MAKE A REDEMPTION
1. FREE CHECKS AND CHECKING	3. AUTOMATIC REDEMPTION
Your checks will come to you at no	You can have checks of $250 or more sent
charge and better yet, there is no main-	automatically on a monthly basis from
tenance fee charged for your checking	Redemption’s of your Cat Financial
and no limit to the number of checks	PowerInvestment notes to you at your
you can write. The minimum amount	registered address. A phone call lets
per check is $250. There is a fee for any	you change or increase the amount.
checks that are written for less than this	This option is only available if your
minimum amount.	investment balance will be $10,000 or
more after such redemption.
2. TELEPHONE/WRITTEN REQUEST REDEMPTION
Call or write to have a check mailed to	4. WIRE TRANSFER
you at your registered address. These	Funds (minimum of $1,000) can be wired
redemptions must be in the amount of	from redemptions of your Cat Financial
$250 or more, or the investment balance	PowerInvestment notes to a bank account
of your notes, whichever is less. You	or any other investment account, making
may redeem your entire investment in	possible quick and easy money transfers
Cat Financial PowerInvestment only by	(minimum fee applies)
use of the written redemption option.

THE STRENGTH IS BUILT IN
Cat Financial PowerInvestment SM is an investment in the variable denomination, floating-rate demand notes of Caterpillar Financial
Services Corporation ("Cat Financial"). These notes are investments in the unsecured indebtedness of Cat Financial and are backed only by the assets of Cat Financial and are not an obligation of or guaranteed by Caterpillar Inc.

THE POWER IS YOURS
An investment in Cat Financial PowerInvestment notes provides advantages for you and your family, including a competitive
return on your investment, on-line access to information and transactions, and free checks and maintenance-fee free checking.

THE TIME TO INVEST IS NOW
Prior to investing, please read the enclosed prospectus carefully and retain it for future reference. If you elect to invest, use the enclosed investment application or download one from our
Web site (www.catfinancialpowerinvestment.com), fill it out, and mail it to us. The methods of investing in Cat Financial PowerInvestment notes are discussed on page 2 under the section "6 Ways to Invest."

PowerInvestmentSM
Issued by Caterpillar Financial Services Corporation

PowerInvestment SM
Issued by Caterpillar Financial Services Corporation

www.catfinancialpowerinvestment.com

PowerInvestment SM
Issued by Caterpillar Financial Services Corporation

Caterpillar Financial Services Corporation
2120 West End Avenue	Nashville, TN 37203-0001
(800) 233-2164	www.catfinancialpowerinvestment.com